INFORMATION

For Immediate Release
January 18, 2007
Contact: 513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS RECORD FIRST QUARTER SALES AND
OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2007 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $28,720,000, a 15% increase over the same period of the prior fiscal year;
•	reported record quarterly net earnings of $5,564,000, a 40% increase over the same period of the prior fiscal year;
•	reported record first quarter diluted per share earnings of $0.21, a 40% increase over the same period of the prior fiscal year;
•	declared a regular quarterly cash dividend of $0.16 per share, 39% higher than the regular quarterly rate of fiscal 2006; and
•	reaffirmed its fiscal 2007 guidance of per share diluted earnings between $0.83 and $0.87 on net sales of between $118 million and $123 million.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended December 31
	2006	2005	% Change

Net Sales	$28,720	$24,908	15%
Operating Income	8,043	6,170	30%
Net Earnings	5,564	3,962	40%
Earnings per Share (diluted)	$0.21	$0.15	40%

Cash and Equivalents	$42,264	$33,344	27%
Working Capital	64,268	52,602	22%
Long-term Debt Obligations	1,486	1,968	-24%
Shareholders’ Equity	98,414	87,042	13%
Total Assets	122,245	110,974	10%

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2007, were $28,720,000 as compared to $24,908,000 for the same period of the prior fiscal year, an increase of $3,812,000 or 15%. Net earnings for the first quarter ended December 31, 2006 were $5,564,000, or $0.21 per diluted share, both up 40%, over the first quarter of fiscal 2006. Diluted common shares outstanding for the first quarters of fiscal 2007 and 2006 were 26,827,000 and 26,711,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.16 per share for the first quarter ended December 31, 2006. The dividend is of record January 29, 2007, and payable February 5, 2007. This annual indicated dividend rate of $0.64 per share represents a 39% increase over the fiscal 2006 rate of $0.46 per share. Meridian has now increased its regular cash dividend rate fifteen times since it established a regular dividend in 1991. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2007 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2007, management expects net sales to be in the range of $118 million to $123 million and per share diluted earnings to be between $0.83 and $0.87. The per share estimates assume an increase in average shares outstanding from approximately 26.8 million at fiscal 2006 year end to 27.0 million at fiscal 2007 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2007.

FINANCIAL CONDITION

The Company’s financial condition is sound. At December 31, 2006, current assets were $82,890,000 compared to current liabilities of $18,622,000 thereby producing working capital of $64,268,000 and a current ratio of 4.5. Cash and equivalents on hand were $42,264,000 and the Company had 100% of its borrowing capacity available under its $22,500,000 commercial bank credit facility. Long-term debt obligations were $1,486,000 compared to shareholders’ equity of $98,414,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the first quarters of fiscal 2007 and fiscal 2006 (in thousands, except per share data).

	Three Months Ended December 31
	2006	2005

Net sales	$28,720	$24,908
Cost of goods sold	11,123	9,758
Gross profit	17,597	15,150

Operating expenses -
Research and development	1,315	1,152
Selling and marketing	4,195	4,218
General and administrative	4,044	3,610
Total operating expenses	9,554	8,980

Operating income	8,043	6,170
Other income (expense)	429	122
Earnings before income taxes	8,472	6,292
Income tax provision	2,908	2,330
Net earnings	$5,564	$3,962

Net earnings per basic common share	$0.21	$0.15
Weighted average basic common shares outstanding	26,189	26,019

Net earnings per diluted share	$0.21	$0.15
Weighted average diluted common shares outstanding	26,827	26,711

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2007 and fiscal 2006 (in thousands).

	Three Months Ended December 31,
	2006	2005
Net sales (third-party)
U.S. Diagnostics	$18,954	$15,994
European Diagnostics	5,255	4,235
Life Science	4,511	4,679
	$28,720	$24,908
Operating Income
U.S. Diagnostics	$7,181	$5,069
European Diagnostics	886	606
Life Science	19	486
Eliminations	(43)	9
	$8,043	$6,170

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, said, “We continued our trend of strong organic revenue growth, with a clear focus on operating efficiency, resulting in net earnings increasing 40% to $5.6 million. Diagnostics revenues for our U.S. business unit grew by 19% due to continued strength in our key strategic areas of focus: tests for upper respiratory infections including influenza and RSV; tests for the detection of the H. pylori bacteria - a primary cause of peptic ulcers; and tests for the C. difficile bacteria and its toxins - a growing cause of serious gastrointestinal disease, especially following antibiotic therapy. Our European diagnostics business was also robust, increasing 24% during the period. Over the past three years, our efforts to increase sales productivity in Europe have been successful and we anticipate continued strength in that business unit. For Meridian Life Science, where sales declined 4% in the quarter, our sales and marketing consolidation of three sales teams is now complete. The resulting pipeline of newly generated opportunities, along with smoother demand requirements from our diagnostic manufacturing customers, are expected to yield a return to solid growth from this unit during the second half of 2007.

Looking ahead, diagnostics sales momentum is expected to continue on a worldwide basis. Operating efficiency, led by further innovations in manufacturing automation will result in improved product margins. We also expect to launch several new diagnostic tests throughout the fiscal year that will provide incremental growth opportunities as well. We anticipate that several significant diagnostic manufacturers will complete their scientific evaluations, and place orders for, key proteins being manufactured by our Life Science unit. Our outlook is very positive for the second quarter and for all of fiscal 2007.”

William J. Motto, Chairman and Chief Executive Officer, commented, “First quarter operating results were above plan as the Company set all time records in sales and earnings. The favorable dynamics of our operating leverage continue to be evident as sales levels increase. We look forward to achieving another year of record operating results and double-digit growth and are comfortable with reaffirming our guidance. Carefully selected acquisitions have been an important driver of growth throughout Meridian’s history. We continue to actively explore potential opportunities and have the balance sheet and cash flow to support the purchase of attractive products, technologies, and businesses. We will continue to execute our plan of building shareholder value through higher sales, earnings, cash flow, and cash dividends. We look forward with confidence to another record setting year.”

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations. In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors contains a list of uncertainties and risks that may affect the financial performance of the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.
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